EXHIBIT 11.1


                                 WORLDTEX, INC.
                        COMPUTATION OF EARNINGS PER SHARE
                     (In thousands except per share amounts)

                                    Three Months Ended       Six Months Ended
                                         June 30,                June 30,
                                  ----------------------  ----------------------
                                     1999        1998        1999        1998
                                     ----        ----        ----        ----
Net income                           $1,260        748       2,075       2,899
                                     ======        ===       =====       =====

Shares:
  Weighted average number of         14,271     14,433      14,271      14,431
                                     ======     ======      ======      ======
    shares outstanding
  Basic earnings per share<F1>         $.09        .05         .15         .20
                                       ====        ===         ===         ===

Shares:
  Weighted average number of         14,271     14,433      14,271      14,431
    shares outstanding
  Assumed exercise of options             -        302           -         327
                                   --------   --------    --------    --------

   Total average number of           14,271     14,735      14,271      14,758
                                     ======     ======      ======      ======
     common and common
     equivalent shares used for
     dilution computation

Diluted earnings per share<F2>         $.09        .05         .15         .20
                                       ====        ===         ===         ===


<F1>
    Basic earnings per share are calculated based upon the weighted average number of common shares outstanding during the year.

<F2>
    Diluted earnings per share are calculated based upon the weighted average number of common shares and common equivalent shares outstanding during the year.